                                                              Exhibit 8.1

                  [Letterhead of Katten Muchin Zavis Rosenman]



June 13, 2002


California Center Bank                            JILL E. DARROW
3435 Wilshire Boulevard, Suite 700                jill.darrow@kmzr.com
Los Angeles, California 90010                     212.940.7113  212.940.3885 fax

Gentlemen:


We have acted as special counsel to California Center Bank (the "Bank") in connection with the proposed merger, pursuant to a Plan of Reorganization and Agreement of Merger dated as of June 7, 2002 (the "Reorganization Agreement"), of a wholly owned subsidiary ("Interim") of Center Financial Corporation (the "Company"), a California corporation, with and into the Bank (the "Merger"). In the Merger, each share of Bank common stock will be converted into and exchanged solely for one share of Company common stock. The Company itself is recently formed for the purpose of acquiring ownership of 100% of the Bank's outstanding common stock and thereby becoming a bank holding company. This opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission on or about the date hereof.

We have reviewed the Reorganization Agreement, the Registration Statement, the form of merger agreement to be entered into with respect to the Merger, the Bank's 1996 Stock Option Plan adopted February 14, 1996 (the "Stock Option Plan"), the Certificate of the Bank and the Company setting forth customary representations as to certain matters relating to the Bank and its shareholders, the Company, Interim and the Merger, as well as the opinion of California counsel to the Company and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have made such investigations of law as we have deemed appropriate as a basis for our opinion.

In our examination, we have assumed, without independent investigation: the legal capacity of all individuals; the genuineness of all signatures; the enforceability of all documents in accordance with their terms; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies; that the Merger will be duly and validly authorized and approved; that the Merger will be consummated in accordance with the Reorganization Agreement and that none of the terms and conditions contained therein will be waived or modified in any respect; the accuracy (as of the date hereof and as of the effective date of the Merger (the "Effective Date"), respectively) of all facts, representations,

California center Bank
June 13, 2002
Page 2


covenants and information set forth in the documents referenced herein; and that the parties to the transaction will report the federal income tax and financial accounting consequences of the Merger consistent with the Reorganization Agreement and the conclusions set forth below.

Based upon the foregoing, and in reliance thereon, it is our opinion that, under current U.S. federal income tax law and assuming the performance of the Reorganization Agreement in accordance with its terms:

(1) The Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

(2) No gain or loss will be recognized by the Bank, Interim or the Company in the Merger.

(3) No gain or loss will be recognized by the shareholders of the Bank upon their receipt of Company common stock in exchange for their shares of Bank common stock in the Merger.

(4) The tax basis of Company common stock received by the shareholders of the Bank in the Merger will be the same as the tax basis of the shares of Bank common stock surrendered in exchange therefor.

(5) The holding period of Company common stock received by the shareholders in the Merger will include the holding period of the Bank common stock surrendered by them in exchange therefor, provided that the shareholder holds such Bank common stock as a capital asset on the Effective Date.

(6) The assets held by the Bank immediately after the Merger will have the same tax basis as they did immediately prior to the Merger.

(7) A holder of an outstanding option granted under the Stock Option Plan will not recognize income, gain or loss solely as a result of the Company's assumption of the Stock Option Plan.

(8) The Company's assumption of outstanding incentive stock options granted under the Stock Option Plan will not be deemed a modification of the options under Section 424(h) of the Code.

(9) The statements made under the caption "Federal Income Tax Consequences" in the Registration Statement are correct in all material respects as of the date hereof insofar as they involve matters of U.S. federal income tax law.

In rendering this opinion, we are expressing our views only as to the federal income tax laws of the United States of America. Our opinion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

California center Bank
June 13, 2002
Page 3


Except for the conclusions set forth above, we are expressing no opinions as to any other aspects (tax or legal) of the transactions contemplated by the Reorganization Agreement and the documents referenced herein.

This opinion may be relied upon by the Company, Interim and the shareholders of the Bank and the Company. We hereby consent to the use of our name under the caption "Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN

By:  /s/ Jill Darrow
     ---------------
      A Partner